Exhibit 10.5
EXHIBIT B — ADDENDUM #3
to
CENTRAL IOWA ENERGY, LLC TOLL PROCESSING AGREEMENT
Corn Oil
This Exhibit B — Addendum #3 to Central Iowa Energy, LLC Toll Processing Agreement (“Addendum #3”) is entered into this 4th day of March, 2009, by and between Central Iowa Energy, LLC, an Iowa limited liability company, of 3426 East 28th Street North, Newton, Iowa 50208 (“CIE”), REG Marketing & Logistics Group, LLC, an Iowa limited liability company (“REG Marketing”), of 416 S. Bell Avenue, PO Box 888, Ames, Iowa 50010, and Renewable Energy Group, Inc., a Delaware corporation (“REG, Inc.”), of 416 S. Bell Avenue, PO Box 888, Ames, Iowa 50010 (collectively the “Parties”).
Recitals
WHEREAS, REG Marketing is a wholly owned subsidiary of REG, Inc.;
WHEREAS, CIE and REG Marketing entered in to a Central Iowa Energy, LLC Toll Processing Agreement dated as of January 6, 2009 (“Agreement”), which has been extended pursuant to the provisions of Exhibit E to the Agreement;
WHEREAS, CIE and REG Marketing desire to supplement and modify the Agreement with this Addendum #3 specifically pertaining to the toll processing of Corn Oil;

***	Portions omitted pursuant to a request for confidential treatment and filed separately with the SEC.

WHEREAS, CIE and REG Marketing recognize and acknowledge that the Corn Oil processing technology, know-how and particularized application as defined and discussed below is novel and highly proprietary to REG, Inc., and further intend that all persons employed by, affiliated with or acquiring knowledge of Technology by or through CIE shall be bound by the strictest requirements of trade secret and confidentiality; and
WHEREAS, REG, Inc., with the strictest adherence to the trade secret and confidentiality provisions of this Addendum #3, is willing to license the use of Corn Oil processing technology, know-how and particularized application to CIE under the umbrella of the Central Iowa Energy, LLC Toll Processing Agreement it has with REG Marketing.
NOW, THEREFORE, in consideration of the covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:
1. Additional Feedstock Specifications. As used in Addendum #3, “Corn Oil” means any crude corn oil extracted from distillers dried grains in the ethanol process which meet the quality specifications as appended to Addendum #3 as Attachment #1. For purposes of the Agreement, Corn Oil constitutes Additional Feedstock which REG Marketing may deliver to the Facility to be processed by CIE under the terms of the Agreement as modified herein.

2. Yield Requirement for Additional Feedstock. The Parties agree that for purposes of processing the Corn Oil, the Agreement at Section 6 is amended by changing the first sentence to read:
“In consideration of the Toll Fee and handling of co-products agreed upon, CIE agrees to deliver to REG Marketing not less than 1 Gal of Biodiesel for every *** pounds of Corn Oil delivered by REG Marketing to the Facility which equates to a weight yield of ***% (7.35 lbs biodiesel divided by *** lbs of Feedstock).”
3. Economic Adjustment to Agreement. In view of the different characteristics of the Additional Feedstock (Corn Oil) as set forth in Attachment #1 to this Addendum #3 as compared to the other Feedstock listed within the various Addenda of Exhibit B to the Agreement, the Parties agree to adjust the terms of Section 4 of the Agreement to provide for an incremental By-Product Payment structure. Specifically, the payments due to REG Marketing by CIE shall be based upon the following By-Product Payment formula:
(A) For any Order or Nomination, multiply the number of pounds of Additional Feedstock delivered by REG Marketing to CIE for processing, times the average free fatty acid composition of such Additional Feedstock as a percentage in excess of 4% (the composition to be based upon supplier’s Certificate of Analysis, or as otherwise agreed by the Parties).
(B) Divide the result from “A” above by 80%.

***	Portions omitted pursuant to a request for confidential treatment and filed separately with the SEC.

(C) Multiply the result from “B” above by the price received for the free fatty acids sold from such Order or Nomination, which yields the required By-Product Payment.
(D) CIE agrees to pay such By-Product Payment to REG Marketing by wired funds to REG Marketing within one (1) business day of delivery of the Biodiesel to REG Marketing with respect to such Order or Nomination.
4. Trade Secret Protection: Of particular import to this Addendum #3 and the tolling process for Corn Oil is the corn oil based technology, know-how, and particularized application of said technology and know-how (more fully defined as “Technology” below), all of which is confidential and proprietary to REG, Inc. REG, Inc. may or may not pursue patent protection of all or a portion of the Technology. For purposes of the Agreement as it relates to Corn Oil tolling, and specific to this Addendum #3, the Parties specifically acknowledge that all Technology has economic value and should be protected from disclosure to the public in general, and prospective competitors in particular. As a result, REG Marketing and CIE recognize and agree to modify and supplement the confidentiality provisions of the Agreement found within Section 24 so as to specifically cover and protect the Technology.

5. Technology Rights, Ownership & Issues.
(A) Definition of Technology. For purposes of this Agreement, “Technology” shall mean all expertise, knowledge, technology, Production Data (as defined below), other data, designs, know-how, physical plans, drawings, works of authorship, inventions, equipment, equipment configuration, processes, techniques, operating conditions, and, also, any other proprietary and/or intellectual property including, without limitation, patents pending and patents covering such property, developed by or licensed to REG, Inc. or its subsidiary corporations with respect to the processing of Corn Oil for the production of biodiesel. As a part hereof, it is specifically acknowledged by CIE that the know-how possessed by REG, Inc., and the particularized application of said know-how in the refinement of biodiesel from corn oil, constitutes a critical component of Confidential Information as that term is defined within Addendum #3.
(B) Production Data. Production Data means all data derived from the toll process of Corn Oil at the CIE tolling facility in Newton, Iowa. CIE agrees that REG, Inc., or any of its subsidiary corporations, may collect, maintain and retain all such Production Data. Further, consistent with Product Data constituting a part of Technology, CIE acknowledges and agrees that all right, title and interest in and to the Production Data shall belong solely to REG, Inc.
(C) Ownership of Technology. CIE and REG Marketing acknowledge and agree that the Technology is fully owned by and is highly proprietary to REG, Inc.

6. Privity of Contract. CIE and REG Marketing acknowledge and agree that REG, Inc. has a fully vested interest in this Addendum #3 and, further, is in privity of contract with CIE and its Affiliates (defined below) so as to be able to enforce the confidentiality provisions or other provisions of this Addendum #3 and, as may be necessary, the Agreement.
7. Definition of Affiliate. For purposes of this Addendum #3, “Affiliate” with respect to CIE shall mean any Contractor or Consultant of CIE and/or any person that is employed or otherwise under the direction and control of any Contractor or Consultant of CIE. For purposes of this definition, the term “direction and control” shall mean the possession, direct or indirect, of the power or authority to direct or cause the direction of said entity or said personnel’s work or production activities, whether by contract or otherwise.
8. Grant of License. Subject to the terms and conditions hereof, REG, Inc. hereby grants to CIE a limited, non-transferable, non-exclusive, revocable license to use the Technology for and in connection with the processing of Corn Oil for the production of biodiesel at its facility located in Newton, Iowa. This grant is limited to the Term of Addendum #3. CIE shall make use of the rights granted hereunder only as permitted in Addendum #3, and in compliance with all laws, rules and regulations applicable to the use of such rights. The rights granted under this License shall be limited to CIE’s Newton facility.

9. Term of Addendum #3. The duration of this Addendum #3 shall be the duration of the Agreement, which Agreement has been extended by the execution of Exhibit E to and including the 30 day of March, 2010. REG Marketing however, may terminate this Addendum #3 on thirty (30) days written notice for any reason. In the event, however, that REG, Inc. has concerns regarding the protection employed and enforced by CIE related to the Technology licensed to it by REG, Inc., this Addendum #3 may be immediately terminated by REG, Inc. with written notice.
10. Improvements.
(A) Improvement Defined. Any future improvement, modification, development, enhancement or derivation of the any aspect of the Technology defined above shall collectively be referred to as “Improvements”.
(B) Ownership of Improvements. It is acknowledged and agreed that any and all Improvements are solely and exclusively the property of REG, Inc. Neither CIE, nor any Affiliate of CIE shall have any ownership right or other right whatsoever to Improvements.
(C) Improvements — Use Not Automatically Implemented. CIE’s rights to the Technology shall be limited to the Technology existing as of the Effective Date and shall not include Improvements unless REG, Inc. at its sole discretion by or through REG Marketing installs or otherwise implements said Improvements in the Corn Oil toll processing operation at CIE.

(D) Improvements — Developed or Assisted by CIE or Affiliates of CIE. CIE and all Affiliates of CIE hereby assign to REG, Inc. all of CIE’s and/or Affiliates right, title and interest in and to all Improvements resulting in any way from CIE’s or Affiliates access to, use of, and/or research or experimentation with the Technology. CIE further covenants to ensure that all of CIE’s Affiliates who have used, worked with, researched, or otherwise have had access to the Technology agree to assign to REG, Inc. all right, title and interest in and to all Improvements. As a part of this obligation, CIE and each Affiliate of CIE agree to fully cooperate and undertake all actions at the expense of REG, Inc., if any, reasonably necessary to perfect said assignment and/or to perfect or otherwise obtain all further legal protection in the Improvements, including patents, for the benefit and ownership of REG, Inc.
11. Right to Conduct Research. CIE hereby grants REG, Inc., at its expense, the right to conduct experiments, tests or research of new technology at CIE’s Newton facility for the Term of Addendum #3. This authorization is granted based upon the understanding that such experiments, tests or research will not unreasonably interfere with production of biodiesel.
(A) Ownership of Research Results. It is acknowledged and agreed that any and all Improvements, or other newly developed or discovered technical information that result from any such experiments, tests or research, whether such technical information falls within or without the definition of Technology, are solely and exclusively the property of REG, Inc. All data, research findings, equipment modifications, process modifications, and all other information derived in whole or part from such experiments, tests, or research shall hereinafter be referred to as “Research Results”. Neither CIE, nor any Affiliate of CIE shall have any ownership right or other right or interest whatsoever to Research Results.

(B) Research Results — Use Not Automatically Conferred. CIE’s rights under this Addendum #3 are limited to the Technology existing as of the Effective Date and shall not include Research Results. Further, neither REG, Inc., nor any of its subsidiary corporations shall have any obligation to provide Research Results for use by CIE. REG, Inc. may, however, incorporate the results of Research Results into the tolling process for Corn Oil at its sole discretion.
(C) Research Results — Developed or Assisted by CIE or Affiliate of CIE.
(1) To the extent that CIE or any Affiliate of CIE may claim a contribution, ownership or any other interest in Research Results, CIE and/or Affiliate of CIE hereby assign to REG, Inc., its successors, assigns, or designees all of CIE’s or Affiliates right, title and interest in and to Research Results. CIE further covenants to ensure that all of CIE’s Affiliates who have used, worked with, or otherwise have had access to the research conducted on behalf of REG, Inc. and/or any Research Results hereby agree to assign to REG, Inc., its successors, assigns or designees, any and all right, title and interest in and to all such Research Results.
(2) As to the obligation conveyed by Section 11(c)(1) above, CIE and each Affiliate of CIE agree to fully cooperate and undertake all actions at the expense of REG, Inc., if any, reasonably necessary to perfect said assignment and/or to perfect or otherwise obtain all further legal protection in the Research Results, including but not limited to patents, for the benefit and ownership of REG, Inc.

12. Confidential Information.
(A) Confidentiality. The Technology licensed by REG, Inc. to CIE, and utilized by CIE under this Addendum #3 is an emerging technology. REG, Inc. has developed novel and innovative methods and processes for the conversion of Corn Oil into biodiesel. As a result, the Technology as defined above has significant monetary value and is of the highest proprietary importance to REG, Inc.
(B) Drawings, Documents and Materials. Any and all drawings, documents, and materials (hardcopy, electronic, or in any other form) that in any way relate to or are associated with the Technology and/or are confidential shall be returned by CIE to REG, Inc. upon the cessation of the biodiesel/corn oil processing operation under Addendum #3, the termination of Addendum #3, and/or the termination of the Agreement. Further, CIE shall certify to REG, Inc. in writing that all such Confidential Information has been returned.
(C) Protection of Technology. CIE acknowledges and agrees that it will only use Technology for purposes of executing the requirements of the Agreement pursuant to this Addendum #3 and, further, that it will independently undertake all reasonable steps to protect the Technology from disclosure or dissemination.

(1) Implementation of Additional Protections. CIE agrees to implement the following additional protections at the request of REG Marketing:
(a) Restriction of Access. CIE agrees that it will not allow members of the general public, or others persons not employees of CIE or Affiliate Contractor/Consultants (collectively referred to as “Public”) from having access any locations of its facility in Newton wherein the Corn Oil processing equipment is housed. Further, CIE will not publish or otherwise disseminate Technology to the Public and will act to reasonably prevent the Public from gaining access to Technology that is contained or otherwise used within the CIE Newton facility.
(b) CIE Personnel, Directors and Board Members. CIE agrees that as a condition of employment, continued or new, it will require each of its employees, each of its management personnel, each of its Directors and Board Members to execute the CIE Employee Technology Acknowledgment & Assignment Agreement (“CIE Personnel Acknowledgment”), a copy of which is appended as Attachment #2.

(c) Contractors & Consultants. The only Contractors and/or Consultants that will be allowed access to any locations of CIE’s facility in Newton wherein the Corn Oil processing equipment is housed, or who will have access to design and process drawings or other Technology will be those Contractors and/or Consultants which by virtue of their respective contracts with CIE have accepted duties and responsibilities conferred by CIE that compel each said Contractor and/or Consultant to be allowed such access. CIE agrees that as a condition of awarding any contract to a Contractor or Consultant, or as a condition of continuing with contracts already awarded, CIE shall require each entity through their respective management personnel, duly authorized in advance, to execute the Contractor/Consultant Employee Technology Acknowledgment & Assignment Agreement (“Contractor/Consultant Acknowledgment”), a copy of which is appended as Attachment #3.
(d) Contractors & Consultants Personnel. CIE agrees that as a condition of awarding a contract to any Contractor or Consultant, or as a condition of continuing with contracts already awarded, CIE shall require all personnel of each Contractor or Consultant to execute the Contractor/Consultant Employee Technology Acknowledgment & Assignment Agreement (“Contractor/Consultant Acknowledgment”), a copy of which is appended as Attachment #4.
(e) Contractor or Consultant Refusal. CIE acknowledges that any Contractor or Consultant that refuses or otherwise fails to execute the Contractor/Consultant Acknowledgment shall be denied access to CIE’s Newton facility and shall be denied access to any Technology. CIE further acknowledges that any employee or other personnel of a Contractor or Consultant that refuses or otherwise fails to execute the Contractor/Consultant Acknowledgment shall be denied access to CIE’s Newton facility and shall be denied access to any Technology.

(2) Delivery & Possession of Acknowledgments. CIE shall deliver to REG, Inc. all original executed Acknowledgments (Attachments #2 — #4 to this Addendum #3) without delay.
(3) Audit. REG, Inc. shall have the right at its expense to conduct annual audits, or audits on a more frequent basis, of the personnel records and contractor/consultant records of CIE for the purpose of confirming that all corporate entities and individuals have duly executed the Acknowledgments as required above.
(4) Exit Communications. CIE agrees that with any of its personnel who should leave employment with the company over the course of the next ten (10) years:
(a) It will timely provide a letter to each former employee reminding them of their obligations of confidentiality under the CIE Personnel Acknowledgment. With this correspondence, CIE shall also provide to such individuals a copy of their executed CIE Personnel Acknowledgment.
(b) Should CIE learn that any departed employee has obtained new employment with a company that is involved or has the capability to be involved in the production of biofuels, CIE shall without delay have delivered to the new employing entity a copy of said former employee’s executed CIE Personnel Acknowledgment with a caution that it be honored by the new employing entity.

(c) Copies of all correspondence shall be timely provided to REG, Inc. in a timely fashion.
13. Equitable Relief. CIE acknowledges that any violation of the provisions of Sections 4, 5, 10, 11 and 12 of Addendum #3 would cause REG, Inc. and its subsidiary corporations immediate and irreparable harm for which there is no adequate compensation afforded by monetary damages. Therefore, in the event of any such breach, REG, Inc., or any of its subsidiary corporate entities, shall be entitled to seek preliminary and permanent injunctive relief, an order for specific performance, and/or any other equitable relief that a court may determine to be appropriate. Such relief shall be granted to REG, Inc. or any of its subsidiary corporations, as provided in the appropriate Acknowledgment and Assignment (Addendum #3, Attachments #2 — #4).
14. Other Terms, Provisions, and Language Unchanged. Except as expressly modified or supplemented within this Addendum #3, all other terms, provisions, and/or Language of the Agreement shall remain in full force and effect.
15. Conflict of Terms. In the event of a conflict between the terms and provisions of this Addendum #3 and the terms and provisions of the Agreement, the terms and conditions of this Addendum #3 shall control.

16. Survival. Any and all duties, responsibilities and obligations associated with or related to the acknowledgments, assignments, protection of Technology, and the confidentiality requirements as set forth within this Addendum #3 and/or as contained within the Agreement shall survive any expiration or termination of the Agreement and/or this Addendum #3 to the Agreement.
IN WITNESS WHEREOF, Central Iowa Energy, LLC, REG Marketing & Logistics Group, LLC, and Renewable Energy Group, Inc. have fully authorized the below representative to fully bind them and, further, each has duly and appropriately executed this Addendum #3 as of the date first shown above.

CENTRAL IOWA ENERGY, LLC		REG MARKETING & LOGISTICS GROUP, LLC

By:	/s/ James Johnston Name: James Johnston	By:	/s/ Nile D. Ramsbottom Name: Nile D. Ramsbottom
	Title: Chairman		Title: President

RENEWABLE ENERGY GROUP, INC.

By:	/s/ Nile D. Ramsbottom Name: Nile D. Ramsbottom
Title: President

Attachment #1 to

Exhibit C — Addendum #3
REG Feedstock Specifications

	Free Fatty Acid		Insoluble		Color (FAC
	(as Olecic)	Moisture	Impurities	Total MIU	Scale)
Analytical Method
	AOCS Ca 5a-40	AOCS Ca 2c-25	AOCS Ca 3a-46		AOCS Cc 13a-43
Feedstock Type
DDG Corn Oil	< 15	< 1.0	< 0.5	< 2.5	Typical

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